Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-46936 and 333-7694 of Nautilus, Inc. on Form S-8 of our report dated June 28, 2006, appearing in this Annual Report on Form 11-K of the Nautilus, Inc. 401(k) Savings Plan for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon

June 28, 2006